UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 18, 2014

Aerohive Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36355	20-4524700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Gibraltar Drive

Sunnyvale, California 94089

(Address of Principal Executive Offices including Zip Code)

(408) 510-6100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2014 Base Compensation and Incentive Compensation Target

The Compensation Committee of the Board of Directors (the “Committee”) of Aerohive Networks, Inc. (the “Company”) retained a compensation consultant to conduct in 2014 an executive compensation assessment, including a review of executive compensation trends in the Company’s peer group. After consideration of the analysis performed by our compensation consultant, the Committee determined that the current annual base salary compensation and cash incentive-based compensation for the Company’s named executive officers was significantly below the 25th percentile of the Company’s peer group.

On June 18, 2014, the Committee approved annual base salary compensation increases effective April 1, 2014, and 2014 cash incentive-based compensation targets, effective as of July 1, 2014, each for our named executive officers as set forth in the chart below, which approximates for the respective named executive officers the 25th percentile of comparable executive compensation for the Company’s peer group.

Named Executive Officer	Title	2014 Base Salary Compensation (annualized), Effective 4/1/2014		2014 Target Incentive Amount (% of annualized Based Salary Compensation), Effective 7/1/2014
David K. Flynn	President and Chief Executive Officer	$300,000	[1]	100%
Gordon C. Brooks	Senior Vice President, Chief Financial Officer	$285,000		50%
David Greene	Senior Vice President, Chief Marketing Officer	$250,000		50%

In making its determinations to bring the Company’s executive compensation up to the 25th percentile of the Company’s peer group, the Committee considered the peer group benchmarking analysis performed by our compensation consultant, the initial public offering of the Company and the anticipated increase in the executives’ respective duties as a result of becoming a public company, as well as the contributions expected from, and, responsibilities of, each named executive officer.

[1]	Annual base salary for David K. Flynn remains unchanged from the prior level in effect since July 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROHIVE NETWORKS, INC.

By:	/s/ Steve Debenham
Steve Debenham
Vice President, General Counsel & Secretary

Date: June 24, 2014